Exhibit 99.1

AquaBounty Technologies Announces Fourth Quarter and Full Year 2022 Financial Results

MAYNARD, Mass., March 7, 2023 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the Company’s financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Highlights and Recent Developments

•

Generated $451 thousand in product revenue in the fourth quarter, a year-over-year increase of 8% as compared to $418 thousand in the fourth quarter of 2021. For the year ended December 31, 2022, product revenue totaled $3.14 million, a year-over-year increase of 167% as compared to $1.17 million in 2021.

•

Net loss in the fourth quarter was flat at $6.07 million for both 2022 and 2021. For the year ended December 31, 2022, net loss decreased slightly to $22.16 million, as compared to $22.32 million in 2021.

•	Construction activities for the Pioneer, Ohio farm site continued to progress throughout the year:
-	Phase 1 construction activities are well underway in the hatchery and early rearing areas
-	Receipt of a new Withdrawal and Consumptive Use Permit enables expanded water access for the site
-	Regular aerial video updates on the farm are available on the AquaBounty website
•	Received approval from the Board of the Toledo Lucas County Port Authority to increase the amount of bonds for the construction of the Pioneer, Ohio farm up to $425 million.
•	Cash, cash equivalents, marketable securities and restricted cash totaled $102.6 million as of December 31, 2022, as compared to $191.2 million as of December 31, 2021.

Management Commentary

“Our fourth quarter performance was indicative of the expertise and determination of our team members, as the quarter began with a challenge to our daily operations, as the roof of the processing building at our Indiana farm required extensive repairs,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “Through the efforts of the farm team, not only did we not lose a single fish, but they were able to complete the planned harvest of the fish in the building. It was an example of their dedication to the company, to the farm and to the fish in their care. Even with the interruption to our operation, our fourth quarter revenue increased by 8% over the prior year and our full year revenue increased by 167% over the prior year. Our Indiana farm continues to be a valuable learning environment for our operations team, helping us to refine the efficiency of our production processes, while aiding in design improvements for our farm in Pioneer, Ohio.

“AquaBounty’s vertical integration through each phase of our salmon lifecycle, from control of egg and broodstock production through grow-out and harvest, allows us a unique degree of insight and control over every aspect of our operations. We believe that this is a competitive advantage and so during the year, we began the process to convert our small Canadian grow-out facility on Prince Edward Island to exclusively focus on egg production, ensuring that we not only have a sufficient supply of GE eggs for our internal needs, but that we will also have a  supply available of non-GE eggs to meet the growing demand in the North American market.

“This past year was marked both by the considerable progress made on the construction of our farm in Pioneer, Ohio, and by the impact of inflation on our construction cost estimates. We temporarily paused the project during Q3 to fully investigate the drivers of the cost increases and resumed once we had a clear view of what could and couldn’t be mitigated through design changes. We are utilizing a phased approach to the construction and progress is visible, particularly in the hatchery and early rearing areas where crews have laid piping, tanks and other critical infrastructure. We expect both Phase 1 and Phase 2 to be completed in the first half of 2025.

“The debt portion of the project financing for the Ohio farm continues to move forward. Led by the efforts of Wells Fargo Corporate and Investment Banking, we plan to place a mix of taxable and tax-exempt bonds with the transaction targeted to close in mid-2023.

“Looking ahead, we anticipate markets being increasingly receptive to our plan to bring our land-based salmon to more customers. Protein that is produced efficiently and sustainably is in demand and I look forward to delivering our product in greater quantities and creating long-term value for our shareholders and their communities,” concluded Wulf.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based aquaculture leveraging decades of technology expertise to deliver disruptive solutions that address food insecurity and climate change issues. We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, located in Indiana, United States and Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the timing of the contemplated bond financing; production capacity; timing of construction, permits, regulatory approvals; sustainability claims; technological capabilities; cost of construction; future revenue streams; pricing and profitability. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “slated to,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” “may,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether AquaBounty and its partners will consummate the proposed bond financing; the final terms of the financing, market and other conditions; the satisfaction of closing conditions; the impact of the bond offering on AquaBounty’s financial condition, credit rating and stock price; whether AquaBounty will need to and be able to raise additional equity capital; whether AquaBounty will be able to service the bond commitments, be able to secure required regulatory approvals and permits, be able to profitably construct and operate the Pioneer, Ohio farm; AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States and internationally. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the bonds described herein, nor shall there be any sale of these bonds in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com

Investor Relations:
Lucas A. Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us

AquaBounty Technologies, Inc.

Condensed Consolidated Balance Sheets

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$101,638,557	$88,454,988
Marketable securities	—	101,773,781
Inventory	2,276,592	1,259,910
Prepaid expenses and other current assets	2,133,583	1,536,484
Total current assets	106,048,732	193,025,163

Property, plant and equipment, net	106,286,186	33,815,119
Right of use assets, net	222,856	284,320
Intangible assets, net	218,139	231,842
Restricted cash	1,000,000	1,000,000
Other assets	64,859	79,548
Total assets	$213,840,772	$228,435,992

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$12,000,592	$4,317,615
Accrued employee compensation	1,021,740	874,589
Current debt	2,387,231	627,365
Other current liabilities	20,830	66,269
Total current liabilities	15,430,393	5,885,838

Long-term lease obligations	203,227	224,058
Long-term debt, net	6,286,109	8,523,333
Total liabilities	21,919,729	14,633,229

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 150,000,000 and 80,000,000 shares authorized at
December 31, 2022 and 2021, respectively; 71,110,713 and 71,025,738 shares
outstanding at December 31, 2022 and 2021, respectively	71,111	71,026
Additional paid-in capital	385,388,684	384,852,107
Accumulated other comprehensive loss	(516,775)	(255,588)
Accumulated deficit	(193,021,977)	(170,864,782)
Total stockholders' equity	191,921,043	213,802,763

Total liabilities and stockholders' equity	$213,840,772	$228,435,992

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Twelve Months Ended December 31,
	2022	2021
Revenues
Product revenues	$3,136,954	$1,174,832

Costs and expenses
Product costs	13,630,911	10,786,072
Sales and marketing	1,138,781	1,261,764
Research and development	903,981	2,145,548
General and administrative	9,786,819	9,103,213
Total costs and expenses	25,460,492	23,296,597

Operating loss	(22,323,538)	(22,121,765)

Other income (expense)
Interest expense	(291,177)	(316,442)
Other income, net	457,520	115,619
Total other income (expense)	166,343	(200,823)

Net loss	$(22,157,195)	$(22,322,588)

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(301,288)	51,771
Unrealized gain on marketable securities	40,101	(40,101)
Total other comprehensive (loss) income	(261,187)	11,670

Comprehensive loss	$(22,418,382)	$(22,310,918)

Basic and diluted net loss per share	$(0.31)	$(0.32)
Weighted average number of Common Shares -
basic and diluted	71,068,515	69,428,061

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
	2022	2021
Operating activities
Net loss	$(22,157,195)	$(22,322,588)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	2,024,783	1,787,564
Share-based compensation	535,123	394,237
Other non-cash charge	22,983	17,386
Changes in operating assets and liabilities:
Inventory	(1,027,650)	267,833
Prepaid expenses and other assets	(550,120)	(1,138,691)
Accounts payable and accrued liabilities	(1,905)	230,712
Accrued employee compensation	147,151	291,288
Net cash used in operating activities	(21,006,830)	(20,472,259)

Investing activities
Purchases of and deposits on property, plant and equipment	(67,476,327)	(5,713,807)
Maturities of marketable securities	149,435,173	86,488,271
Purchases of marketable securities	(47,621,291)	(188,302,153)
Other investing activities	12,500	(11,010)
Net cash provided by (used in) investing activities	34,350,055	(107,538,699)

Financing activities
Proceeds from issuance of debt	476,228	606,453
Repayment of term debt	(640,170)	(272,102)
Proceeds from the issuance of common stock, net	—	119,120,437
Proceeds from the exercise of stock options and warrants	1,538	1,723,846
Net cash (used in) provided by financing activities	(162,404)	121,178,634

Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,748	36,152
Net change in cash, cash equivalents and restricted cash	13,183,569	(6,796,172)
Cash, cash equivalents and restricted cash at beginning of period	89,454,988	96,251,160
Cash, cash equivalents and restricted cash at end of period	$102,638,557	$89,454,988

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheet:
Cash and cash equivalents	$101,638,557	$88,454,988
Restricted cash	1,000,000	1,000,000
Total cash, cash equivalents and restricted cash	$102,638,557	$89,454,988

Supplemental disclosure of cash flow information and non-cash transactions:
Interest paid in cash	$274,562	$299,056
Property and equipment included in accounts payable and accrued liabilities	$10,565,820	$2,926,016